UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Oclaro, Inc. has received net proceeds of approximately $19 million (approximately 120 million Chinese yuan) on June 13, 2012, as a result of Oclaro, Inc.’s (the “Company”) sale of its facility located in Shenzhen, China (the “Facility”) to Shenzhen Fangdao Technology Co., Ltd. The proceeds from the sale are net of related transfer taxes and transaction costs. Pursuant to the terms of the Framework Agreement Regarding Transfer and Leaseback of Industrial Plants between the parties, dated May 15, 2012, (the “Framework Agreement”), the sales price of the Facility was 136 million Chinese yuan.

In addition, the Company received an additional advance payment of $4.6 million in May 2012 under its insurance policies in connection with the flooding of its contract manufacturer in Thailand in October 2011. The Company has now received a total of $10.9 million in advance payments under its property and business interruption policies, and anticipates substantial additional payments under these policies in the second half of calendar 2012, although the Company cannot provide any assurance as to the exact timing and amounts of any such additional payments.

The Company has also generated $7.4 million of cash, as of the date of this Current Report on Form 8-K, under its previously announced contract manufacturing transition agreements with Venture Corporation Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: June 14, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer